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                                                                  Exhibit (a)(9)

January 26, 2000
New York, New York

FOR IMMEDIATE RELEASE
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         Quadrangle Associates II LLC has extended the expiration date of its offer to purchase units of limited partnership interest in Winthrop California Investors Limited Partnership until 12:00 Midnight, New York City time, on February 8, 2000. Approximately 120 Units had been validly tendered pursuant to the offer as of the close of business on January 25, 2000.

         For additional information, please contact us at (888) 448-5554.